Exhibit 99.03
Page 1
Southern Company
Significant Factors Impacting EPS

	Three Months Ended September			Year-to-Date September
	2016	2015	Change	2016	2015	Change
Earnings Per Share–
As Reported[1] (See Notes)	$1.18	$1.05	$0.13	$2.39	$2.30	$0.09

Significant Factors:
Traditional Electric Operating Companies			$0.18			$0.20
Southern Power			0.08			0.15
Southern Company Gas			0.01			0.01
Parent Company and Other			(0.06)			(0.19)
Increase in Shares			(0.08)			(0.08)
Total–As Reported			$0.13			$0.09

	Three Months Ended September			Year-to-Date September
Non-GAAP Financial Measures	2016	2015	Change	2016	2015	Change
Earnings Per Share–
Excluding Items (See Notes)	$1.28	$1.17	$0.11	$2.64	$2.45	$0.19

Total–As Reported			$0.13			$0.09
Estimated Loss on Kemper IGCC[2]			(0.07)			—
Acquisition and Integration Costs[3]			0.02			0.07
Additional MCAR Settlement Costs[4]			—			(0.01)
Equity Return Related to Kemper IGCC Schedule Extension[5]			(0.01)			(0.01)
Southern Company Gas Earnings, net of Acquisition and Integration Costs[6]			(0.03)			(0.03)
Acquisition Debt Financing Costs[6]			0.05			0.07
Additional Shares Issued for SNG Acquisition[6]			0.02			0.01
Total–Excluding Items			$0.11			$0.19

Notes

- All figures in this earnings release are preliminary and remain subject to the completion of normal quarter-end accounting procedures and adjustments, which could result in changes to these preliminary results. In addition, certain classifications and rounding may be different from final results published in the Form 10-Q.

- See Notes on the following page.

Exhibit 99.03

Southern Company
Significant Factors Impacting EPS

Notes

(1) For the three and nine months ended September 30, 2016 and 2015, dilution does not change basic earnings per share by more than 2 cents and is not material.

(2) The estimated probable losses relating to Mississippi Power Company's construction of the integrated coal gasification combined cycle facility in Kemper County, Mississippi (Kemper IGCC) significantly impacted the presentation of earnings and earnings per share for the three and nine months ended September 30, 2016 and 2015. Similar charges of uncertain amounts may occur with uncertain frequency in future periods.

(3) Earnings for the three and nine months ended September 30, 2016 and 2015 include costs related to the acquisition of Southern Company Gas and earnings for the three and nine months ended September 30, 2016 include costs related to the acquisitions of PowerSecure International, Inc. and the 50% interest in Southern Natural Gas Company, L.L.C. (SNG). Further costs are expected to continue to occur in connection with the related integration activities; however, the amount and duration of such expenditures is uncertain.

(4) Earnings for the nine months ended September 30, 2015 include additional costs related to the discontinued operations of Mirant Corporation and the March 2009 litigation settlement with MC Asset Recovery, LLC. Further charges are not expected to occur.

(5) Earnings for the three and nine months ended September 30, 2016 include additional allowance for funds used during construction (AFUDC) equity as a result of extending the schedule for the Kemper IGCC construction project. Southern Company's February 2016 earnings guidance assumed construction would be complete and AFUDC equity would cease by August 31, 2016. As a result, Southern Company believes presentation of earnings per share excluding these amounts provides investors with information comparable to the February guidance. Management also uses such measures to evaluate Southern Company's performance in 2016.

(6) Earnings for the three and nine months ended September 30, 2016 include the earnings of Southern Company Gas since July 1, 2016 (the date of acquisition), as well as debt financing costs related to the acquisition. Earnings of Southern Company Gas since September 1, 2016 include amounts related to its acquisition of a 50% ownership interest in SNG. In addition, earnings per share for the three and nine months ended September 30, 2016 include the impact of 22,312,373 shares ($1.1 billion) of common stock issued in August 2016 to finance a portion of the purchase price for the SNG acquisition.

The timing of completion of the acquisition of Southern Company Gas was uncertain at the time Southern Company issued earnings per share guidance in February 2016, and Southern Company's agreement to acquire a 50% interest in SNG did not occur until July 2016. Accordingly, Southern Company's February 2016 guidance did not reflect any earnings contribution from these acquisitions or the financing costs related to the acquisitions. As a result, Southern Company believes presentation of earnings per share excluding these items provides investors with information comparable to the February guidance. Management also uses such measures to evaluate Southern Company's performance in 2016.

In addition to earnings and earnings per share calculated in accordance with U.S. generally accepted accounting principles (GAAP), Southern Company intends to continue to present earnings and earnings per share excluding the impact of the Wholesale Gas Services business of Southern Company Gas in future periods. Presenting earnings and earnings per share excluding Wholesale Gas Services provides investors with an additional measure of operating performance that excludes volatility that results from mark-to-market and lower of weighted average cost or current market price accounting adjustments. Management also expects to use earnings and earnings per share excluding Wholesale Gas Services to evaluate Southern Company's performance. For the three and nine months ended September 30, 2016, the loss from Wholesale Gas Services and the related tax benefit were $18 million and $7 million, respectively.